Exhibit 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT

DIOD.OQ - Q1 2025 Diodes Inc Earnings Call

EVENT DATE/TIME: MAY 08, 2025 / 9:00PM GMT

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CORPORATE PARTICIPANTS

Leanne Sievers Diodes Inc - President, Investor Relations

Gary Yu Diodes Inc - President, Director

Brett Whitmire Diodes Inc - Chief Financial Officer

Emily Yang Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

CONFERENCE CALL PARTICIPANTS

David Williams Benchmark - Analyst

Tristan Gerra Robert W. Baird & Co Inc - Senior Research Analyst

PRESENTATION

Operator

Good afternoon and welcome to Diodes Incorporated's first quarter 2025 financial results conference call.(Operator Instructions)

As a reminder, this conference call is being recorded today, Thursday, May 8, 2025. I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne Sievers - Diodes Inc - President, Investor Relations

Good afternoon and welcome to Diodes' first quarter 2025 financial results conference call. I'm Leanne Sievers, President of Shelton Group, Investor Relations firm.

Joining us today are Diodes' President Gary Yu; Chief Financial Officer Brett Whitmire; Senior Vice President of Worldwide Sales and Marketing, Emily Yang; and Director of Investor Relations Gurmeet Dhaliwal.

I'd like to remind our listeners that the results announced today are preliminary as they are a subject of the company finalizing its closing procedures in customary quarterly review by the company's independent registered public accounting firm.

As such, these results are unaudited and subject to revision until the company files its Form 10-Q for its quarter ended March 31, 2025. In addition, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today and therefore we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

In addition, any projections as to the company's future performance represent management's estimates as of today, May 8, 2025. Diodes assumes

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no obligation to update these projections in the future, as market conditions may or may not change, except to the extent required by applicable law.

Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information and GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details.

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Also, throughout the company's press release and management statements during the conference call, we refer to net income attributable to common stockholders as GAAP net income.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the investor relations section of Diodes' website at www.diodes.com.

And now I'll turn the call over to Diodes' President, Gary Yu. Gary, please go ahead.

Gary Yu - Diodes Inc - President, Director

Welcome everyone, and thank you for joining us on today's conference call. As announced in our press release earlier today, we delivered another quarter of year-over-year growth, achieving a 10% increase as the recovery in our target end markets continue to improve.

First quarter revenue exceeded our expectations due to better than seasonal performance in the computing market in Asia, primarily driven by increasing opportunity for Diodes’ products in AI-related applications.

Additionally, we are seeing improving market conditions in Europe and in North America, as those regions have begun to show signs of rebounding from recent lows.

Our automotive and industrial market totaled 42% of first quarter product revenue as we continue to see expanding automotive content and design opportunities.

Another notable indication of improving conditions is channel inventory dollars and the days have continued to decrease and appear to be more aligned with real demand and the historical POS levels. Although the inventory depletion is a positive sign for Diodes and the broader market, the reduction in channel and internal inventory combined with the Chinese New Year holiday temporarily limited increased loading at our manufacturing facilities and therefore gross margins. As channel inventory continues to normalize and the global demand improves, we should see a more material expansion to gross margin in future quarters.

Additionally, qualifying more products in our internal facilities to increase loading combined with recovery in our higher margin automotive and industrial markets will also contribute to driving future margin improvement.

As further evidence of increasing momentum, we're guiding for the 3rd consecutive quarter of year-over-year growth, and with the 2nd quarter also expected to be the 1st quarter of both year-over-year and sequential growth in this recovery cycle.

Even though the global markets remain dynamic, especially with the recent tariffs, Diodes is strategically positioned to meet global customers' needs with a hybrid manufacturing model and internal facilities located across the US, China, Taiwan, and the UK.

One final comment before turning the call over to Brett, as you may have seen, we also announced today a $100 million stock repurchase program, which further reiterates our confidence in the business and the future growth prospects.

Diodes is in a unique position with strong cash flow generation and a healthy balance sheet to continue investing both organically and in M&A while also returning capital to stockholders through this share buyback.

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With that, let me now turn the call over to Brett to discuss our first quarter 2025 financial results, as well as second quarter guidance in more detail.

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Brett Whitmire - Diodes Inc - Chief Financial Officer

Thanks, Gary. Good afternoon, everyone. Revenue for the first quarter, 2025, was $332.1 million compared to $302.0 million in the first quarter of 2024 and $339.3 million in the fourth quarter of 2024. Gross profit for the first quarter was $104.7 million or 31.5% of revenue compared to $99.6 million or 33.0% of revenue in the prior year quarter, and $110.9 million or 32.7% of revenue in the prior quarter.

GAAP operating expenses for the first quarter were $103.4 million or 31.1% of revenue, and on a non-GAAP basis were $97.1 million or 29.3% of revenue, which excludes $5.8 million amortization of acquisition-related intangible asset expenses, $0.3 million in restructuring charges, and $0.2 million in acquisition-related costs. This compares to GAAP operating expenses in the first quarter of 2024 of $86.6 million or 28.7% of revenue, and $99.0 million or 29.2% of revenue in the prior quarter. Non-GAAP operating expenses in the prior quarter were $95.5 million or 28.1% of revenue.

Total other expense amounted to approximately $4.1 million for the quarter, consisting of a $5.8 million dollar impairment of an equity investment,

$4 million in unrealized losses from investments, $0.5 million in interest expense, $0.2 million of foreign currency losses, and $5.8 million of interest income, and $0.6 million in other income.

Loss before taxes and non-controlling interest in the first quarter of 2025 was $2.8 million compared to income of $18.8 million in the prior year period and income of $12.3 million in the previous quarter.

Income taxes in the quarter were $20,000 primarily as a result of the geographical mix of pre-tax income and loss across tax jurisdictions. We expect the tax rate for the full year to be approximately 18% plus or minus 3%.

GAAP net loss for the first quarter was $4.4 million or a loss per share of $0.10 compared to net income of $14.0 million or $0.30 per diluted share in the prior year quarter and net income of $8.2 million or $0.18 per diluted share last quarter. The share count used to compute GAAP loss per share for the first quarter of 2025 was 46.4 million shares.

Non-GAAP adjusted net income in the first quarter was $8.8 million or $0.19 per diluted share, which excluded net of tax, $4.8 million for amortization of acquisition-related intangible assets, $4.8 million for impairment of an equity investment, $3.2 million non-cash mark-to-market investment value adjustment, $0.2 million restructuring charges, and $0.1 million of acquisition related costs. This compares to non-GAAP adjusted net income of $13.0 million or $0.28 per diluted share in the first quarter of 2024 and $12.5 million or $0.27 per diluted share in the prior quarter.

Excluding non-cash share-based compensation expense of $5.0 million for the first quarter, net of tax, both GAAP net loss, and non-GAAP adjusted net income would have increased by $0.11 per share.

EBITDA for the first quarter was $26.2 million or 7.9% of revenue compared to $48.3 million or 16% of revenue in the prior year period and $40.7 million or 12% of revenue in the prior quarter.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provides additional details.

Cash flow provided by operations was $56.7 million for the first quarter. Free cash flow was $40.8 million, which included $15.9 million of capital expenditures. Net cash flow was a positive $26.2 million.

Turning to the balance sheet at the end of the first quarter, cash, cash equivalents, restricted cash plus short-term investments totaled approximately

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$349 million. Working capital was approximately $868 million and total debt, including long-term and short-term, was approximately $52 million.

In terms of inventory at the end of the first quarter, total inventory days were approximately 187 as compared to 193 last quarter. Finished goods inventory days were 80 compared to 82 last quarter. Total inventory dollars decreased $3.9 million from the prior quarter to $471 million. Total inventory in the quarter consisted of a $5.2 million dollar decrease in finished goods, a $1.2 million dollar increase in raw materials, and a $49,000 increase in work-in-process.

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Capital expenditures on a cash basis were $15.9 million for the first quarter or 4.8% of revenue, which was at the low end of our targeted range of 5 to 9% of revenue.

Now turning to our outlook for the second quarter of 2025, we expect revenue to increase to approximately $355 million plus or minus 3%, representing 11% growth over the prior year period at the midpoint, which will be the third consecutive quarter of year-over-year growth.

GAAP gross margin is expected to be 31.8% plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related and tangible assets, are expected to be approximately 28% of revenue plus or minus 1%. We expect net interest income to be approximately $1.5 million.

Our income tax rate is expected to be 18% plus or minus 3%, and shares used to calculate EPS for the second quarter are anticipated to be approximately 46.4 million. Not included in these non-GAAP estimates is amortization of $4.8 million after tax for previous acquisitions.

With that said, I will now turn the call over to Emily Yang.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Thank you, Brett, and good afternoon. As Brett and Gary mentioned, revenue in the first quarter was above our original expectations and represented 10% growth over the prior year period and down 2.1% sequentially, which is better than the typical seasonality. Our global POS increased in the quarter and our channel inventory was lower in terms of both dollars and weeks.

Looking at global sales in the first quarter, Asia represented 78% of the revenue. Europe 13%, and North America 9%. We are seeing improvements across all regions with a higher book-to-bill ratio and a stronger beginning backlog going into the second quarter.

In terms of our end markets, industrial was 23% of Diodes' product revenue, automotive 19%, computing 27%, consumer 17%, and communication 14% of the product revenue. Our automotive and industrial revenue combined totaled 42%, which is comparable to the last quarter.

Our ability to maintain this level of revenue as these end markets undergo inventory and demand adjustments reflects the success of our past and ongoing content expansion and design win initiatives.

Let me now review the end markets in greater detail. Starting with automotive market, we maintained product revenue at 19% and are seeing the overstock situation continue to improve. We see some demand recovery, but visibility is still limited. Our focus remains on the content expansion and market share gains to position Diodes for growth as the auto market recovers.

In terms of our demand creation, momentum remains strong throughout the quarter with expanding design-ins and design wins across all focus areas including: connected driving; comfort, style, safety; and, electrification.

Several examples include our SBR product with several designs in ADAS and automotive panel applications while our buck converters, newly released MOSFETs, silicon carbide MOSFETs, and 400 volt TVS products were designed into DC-DC, on-board charging and EV charging applications. Additionally, our low Iq LDO family and high current LDOs received solid demand for always-on MCU power supply and wireless charging applications.

We're also seeing rapid adoption of our small-lane count PCI express packet switches, USB Type-C ReDrivers, and active crossbar muxes for rear-seat

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entertainment and smart cockpit applications.

Our bidirectional TVS diodes are also being designed into cockpit/T-box applications, while our high-power rated TVS products are being designed into several automotive applications. Additionally, our dual-line CANBUS protectors have been selected for battery managed system applications and our 5V over-current protection switches saw solid demand for Electronic Control Unit systems.

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Also in the auto market, we extended the strong design-in momentum for our linear LED drivers and multi-mode controllers being used in rear and backup lighting and headlight applications. Our CMOS crystal oscillators and spread spectrum crystal oscillators are seeing traction in image sensor reference clocks driven by higher data rates for sensor resolution.

Turning to the industrial market, the inventory correction continues similar to the automotive market. Although we are seeing some signs of improvement at certain end customers, overall demand is still slow to recover. Visibility is also limited in the industrial market, and we are seeing more short lead time orders.

Despite the slow demand recovery, we continue to make progress and gain design momentum across a number of products and applications. Our silicon carbide diodes and MOSFETs have been winning designs in 850V PC power supply and elevator power applications, while our bridge rectifiers are being designed into switching power supplies for telecom, desktop and server applications and power delivery adapters.

Also in the industrial market, our buck converters are winning designs for industrial gate drivers and oven control applications, and our wide Vin LDOs saw solid demand for fans, power tools, and E-meter applications. We're also securing strong design wins for our linear LED drivers in traffic and transportation signs.

Our bidirectional TVS products had several design wins for interface, I/O and battery management system cell protection in multiple industrial applications. Additionally, our contact image sensor products for AOI are being utilized in battery film inspection, glass and printing measurement, panel inspection, barcode printers, as well as check scanner applications.

In the computing end market, our ongoing design momentum in the AI server and data center applications continued to be a key highlight for Diodes in the quarter. We secured wins for our newly released PCI Express 6.0 clock generators and clock mux/buffers, as well as PCI Express packet switches to expand the CPU’s I/O requirements, as well as BMC controllers, USB host controllers, security/encryption processors, and MCIO cables.

Also for the AI servers and high-speed data applications, our SBR products have won increasing design-ins while our crystal oscillators are gaining traction in optical modules for faster data rates; and, our ultra-low jitter crystal oscillators are seeing traction in smart network interface cards.

Within the broader computing market, demand remains solid for Diodes’ bus switches in enterprise SSD applications, and our eUSB2 repeater solution has become the standard interface for CPUs and SOC processors.

Additionally, our MIPI D-PHY ReDrivers are being used in laptop PC camera applications to enable a higher bandwidth camera interface. And our newly introduced MOSFETs are seeing traction for DC-to-DC power converter applications in servers and laptops while our PCI Express 5.0 clock generators and protection devices are being designed into docking station applications.

In the consumer market, we are gaining design win traction with our SBR and TVS products for AC-DC power supplies for TVs, printers, gaming adapters, and charger applications, and our protection devices are being adopted in brushless DC fans and air conditioning applications for smart home appliances.

Also in consumer, our bus switch solutions enjoyed steady revenue for SSDs and next-generation portable gaming console applications, and our 5 volt over-current protection switches received strong demand for physical interface power ports, such as USB and HDMI.

Additionally, Diodes' newly released level shifter product family also achieved design wins in applications such as PC memory, smart watches, and other computer applications.

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Lastly, in the communication market, Diodes’ ESD protection products are winning designs in smartphone camera applications with AI features, while our MOSFETs are being designed into mobile phones for battery management applications.

We are also seeing traction in 5G applications for our protection devices. Additionally, our ultra-low jitter crystal oscillators are being utilized in gigabit switches and optical modules for AI networking and data center applications.

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One final comment: the recent US-China tariff increases and related impacts remain a very dynamic situation, especially the potential effect on our customers. We are working closely with our customers to monitor the situation, while also reviewing the potential exposure across our products. Since Diodes has multiple manufacturing facilities located around the globe and many parts are alternative manufacturer flow qualified, we anticipate an immaterial impact. Additionally, our hybrid manufacturing model provides us with the flexibility to adjust our capacity planning between internal and external as well as supply chain arrangements, thereby mitigating the cost impact related to the trade tariffs.

In summary, as evidenced by our comments today, our business is gaining increasing momentum with the achievements of consecutive quarters of year-over-year growth. Additionally, our overall inventory has continued to improve and positions us to benefit from a broadening recovery of demand across our markets.

And although the current tariffs create economic uncertainty, Diodes’ hybrid model and global manufacturing footprint enable us to strategically meet the needs of our customers. We remain highly optimistic about our growth prospective in 2025 and beyond.

With that, we now open the floor to questions operator.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) David Williams, Benchmark.

David Williams - Benchmark - Analyst

Hey, good afternoon, everyone. And congratulations on the solid execution here. Thank you. Yeah, so. I guess my first question is really through earning season it's been pretty clear that demand has been better than anticipated.

And as you kind of think through that, I'm curious if you're seeing any demand pull forward just kind of given where inventory levels were, we had largely tried to digest those and then lead times have gotten pretty short and then now we have the tariff situation, so it feels like there could be some pull in here, and you kind of think, at least we have to think that there's some demand destruction that is ongoing.

So I guess how do you square that with just the momentum that you have in the business and is there anything you would point to that kind of gives you more confidence in the stability of the demand that you're seeing today?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah, David, it's Emily. Right. So, definitely tariffs created uncertainty, especially on the end demand with our customers. So, the only thing we can do is actually work very closely with the customers and watch the situation to really kind of understand the longer-term impact from the business

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side. I think, regarding pulling in, to be honest with you, we don't really see a lot of pulling in activities, but I think of the other angle, if you look at the channel inventory, it definitely depleted more, right? I talked about POS increase as well as channel inventories in terms of weeks, also in terms of dollars both in decreases. So, this is all positive signs, right? So, on the other hand, if I look at the backlog, if I look at the book-to-bill ratio, they all improved. I think from the actual business point of view, I also talked about automotive/industrial. We’re definitely seeing the inventory improvement, overall. We’re definitely seeing more of the activity going through as well as a POS increase, right? So, I think all these are positive signs, that we definitely are going through a recovering period. So, I think that's pretty much what we've seen so far.

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David Williams - Benchmark - Analyst

Great appreciate the color there and I know you all are really close to your customers, so I think your insight is helpful. Secondly, I guess just as you think about your manufacturing footprint and you've had an ongoing strategy to really port internal versus external, does any of this tariff situation change that strategy or maybe the pace at which you try to bring some of that stuff internal so you have greater flexibility or how do you think about that maybe?

Gary Yu - Diodes Inc - President, Director

Yeah, actually, David, this is Gary. Let me help to answer this question here, right? As we manage our hybrid manufacturing model very well throughout the past few years, and then we will continue to drive, to porting our external, our product from external to our internal wafer fab there will be no change at all.

And actually we are doing very well and we do see quite a few good milestones to qualify our process and product in our internal wafer manufacturing facility. And also we do see our external customers to qualify our product and they start to receiving those POs from those key customers in several key segments.

So this will be the direction from Diodes to continue to doing that regardless of the tariff issue. But a good advantage for Diodes is that we don't have so much tariff impact because of the hybrid manufacturing model as well as our footprint across the three different regions, right?

It's really kind of not focused only on one region and it would be very easy to tell my customers we can easily have second source in the different kind of region and to supply customer needs. So that's why we have the so called flexibility to support the customer needs, right? So as Emily mentioned about it, we don't really see a lot of pull in because of that product is kind of flexible, but we do see, the customers request us you know to replace maybe somebody else and we are very easy to can catch that up and support their demand.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah, so I think if you look at the overall supply chain a lot, right? From globalization to regionalization to maybe countryization, whatever you want to call it, we believe we actually have a good structure in place, both on the front end and the back end to really support wherever the need or the future change requirement will be.

David Williams - Benchmark - Analyst

Okay perfect and then just one last one for me if you don't mind, just kind of on the AI CapEx trends, those are clearly moving in the right direction. You have some nice exposure there I believe. Can you talk maybe about where you, you're seeing that demand regionally and then if there's, maybe any shifts in terms of that AI CapEx or just any color around that those trends, I think, would also be helpful.

Thank you.

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Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah, so I think we have to probably look at the AI's in different portions, right? The one we’re actually seeing with the actual ramping up demands ongoing with a lot of new designs is really more on the hyper scalers doing the more data center areas, right?

What we've seen that's still ongoing, here and there, there's a little bit up and down, but all in all it's really positive, especially with the pipeline expanding more customers with the newer designs and we'll be ramping up more.

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I think on the other areas really on the edge computing side, we're also seeing a lot of new opportunities that are really working down from hyper scalers to the next level. I think that's actually going to be an even bigger opportunity for DOS overall, because that's going to consume a lot of different port sizes and different applications and different customer base.

So I would say all in all we're still seeing the beginning of the ramp, we didn't really see significant adjustment from the CapEx expansion point of view but we're seeing really more on the positive side. The other thing we've been focused talking about really on the content expansion, right?

So, if you look at, we compare AI server versus a regular server, you can actually use the increase from $68 to $90 some dollars, right? So that will continue to be the focus overall for Diodes, in the future.

Operator

Tristan Gerra, Baird.

Tristan Gerra - Robert W. Baird & Co Inc - Senior Research Analyst

Hi, good afternoon. Could you talk about the gross margin catalysts, that you see in the second half for any potential headwinds? You've talked, in your prepared remarks, about some acceleration potentially in gross margin, and I know that contractually you have opportunities in the second half to increase insourcing versus what you're currently doing with outside fabs. So how should we look at all of this in terms of, gross margin direction and perhaps qualifying , kind of the key factors including utilization rates in terms of their contribution to gross margin expansion?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah, so Tristan, this is Emily, let me walk you through the margin impact currently what we're seeing, right? So, the manufacturing surface agreement, the loadings are definitely lower than our expectation, and then, if you look at the overall inventory build, if we compare the Q1 with the Chinese New Year versus last year, as evidenced that our internal inventory decrease as well as the channel inventory decrease, right? So this is all the signs that we are actually adjusting some of the inventory build and also because of Chinese New Year, right?

On the other hand, I think it's normal we've been talking about price pressure 1 to 2% we definitely seen some from there, but still within our normal range, so I would say that’s pretty stable. So, I think all in all you're getting pressures in different areas.

So what we're actually doing is actually like you said, we will continue to push the internal loadings, portings, as well as qualifications of the product, but I want to be really honest with you because with the economy situation, the customer approving the change, a product change notice is definitely little bit longer than what we expected, but overall progress is really good.

So that's going to continue to drive some of the margin improvement in the second half, we also expect second half revenue growth and that will also increase some of the loadings to minimize some of the underloading costs, right?

At the same time we will continue to drive the manufacturing costs down together with the product mix improvement initiative with the new product

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introductions, replacing some of the old product with newer product, focus on auto, industrial, the Pericom products, as well as the analog power discrete.

So, this will continue to be the focus with everything combined together, we are confident that we will see margin improvement throughout the next few quarters.

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Tristan Gerra - Robert W. Baird & Co Inc - Senior Research Analyst

Yeah, so for my second question, and I don't know, Gary, if you wanted to add on to my question here, yeah, so we're going to see, probably some of your peers unloading capacity 150 millimeter capacity in the US, possibly worldwide as, some of your peers have clearly access capacity. Does that present opportunities for you to get assets at a good price toward your medium-term revenue goal? Or would you say adding capacity near term is not on the table given the current macro?

Gary Yu - Diodes Inc - President, Director

Well, I will say that, Tristan, I would, I do believe our capacity is currently becoming stable, right, and especially on the utilization as Emily mentioned about, but I do believe that this year is going to be the great year for Diodes as all the utilization is going to get improved.

However, even though the first quarter, 2nd quarter our utilization compared to like a second half could be lower, but you know our product mix, there could be some utilization where it’s 100% loaded and that's why I will not stop investing any CapEX to expand our capacity to support customers’ needs.

At the same time, I will try to do our best to make sure our internal capacity has a more efficient way to be used and I will consolidate the capacity into the capacity for which we still have a very high demand or short lead time requests coming in, and to support customer needs.

So I would say that yeah, I will do, I will continue to put CapEx into the capacity, which is very hot at this moment, but also at the same time I'm going to reduce capacity, especially for those like commodity stuff you know consolidate into the capacity where we need it. So we just need to make sure we use our capacity utilization very carefully at this moment. Okay, making the right investment is what we want to do.

Brett Whitmire - Diodes Inc - Chief Financial Officer

Yeah, Tristan, I think one thing to think about would be that the some of the excess capacity that others may make available, we see that disruption as maybe opportunities in our top line versus necessarily thinking we need to increase our manufacturing footprint right now.

Gary Yu - Diodes Inc - President, Director

Especially we're doing very well on our hybrid model, right, if there's really some capacity, if we don't really want to invest probably those low end commodities, we can always go to the sub com.

Tristan Gerra - Robert W. Baird & Co Inc - Senior Research Analyst

Okay, that's very useful. And then just a very quick one, have the inventories normalized within your target range, I know it's improving, but is it now at a level you're comfortable with, or is there some more progress, to get to those targeted levels?

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Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

So we defined the normal range 11 to 14 weeks. Right now, the inventory is still slightly higher than that. But if we look at the market outlook without the tariff considerations, right, remove that, we definitely expect the second half will be a growth compared to the first half.

So with that situation in place, we're actually pretty comfortable with the inventory level that we have in the channel, really supporting the targeted growth coming.

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Brett Whitmire - Diodes Inc - Chief Financial Officer

Yeah, because since the weeks calculation is backward looking, and as we look at it, we really feel like what we've done to get the right mix in the channel is quite good. And so, we're pretty, we're in a, we feel like we're in a good place to drive growth and have good availability.

Gary Yu - Diodes Inc - President, Director

Right? And most recently, I think already you know surely time PO is going up a lot, which means like a customer try to change their build, their location dynamically. Right, just due to the tariff issues. So, we want to make sure you know we have the inventory available, even the width available to cover the customer urgent needs and no matter where it is.

Tristan Gerra - Robert W. Baird & Co Inc - Senior Research Analyst

Great.

Thank you very much.

Brett Whitmire - Diodes Inc - Chief Financial Officer

Thank you, Tristan.

Operator

That concludes our question and answer session. I would like to turn the conference back over to Gary you for any closing remarks.

Gary Yu - Diodes Inc - President, Director

Thank you everyone for participating on today's call. We look forward to reporting our progress on next quarter's conference call. Operator, you may now disconnect.

Operator

Thank you. The conference has now concluded.

Thank you for attending today's presentation. You may now disconnect.

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